Exhibit 99.1

NETLIST, INC. ANNOUNCES CLOSING OF UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

IRVINE, CA — February 11, 2014 — Netlist, Inc. (“Netlist” or the “Company”) (NASDAQ: NLST), a leading provider of high performance and hybrid memory solutions for the cloud computing and storage markets, announced today that it has closed its previously-announced registered firm commitment underwritten public offering of 8,680,775 common shares at a price to the public of $1.30 per share. The number of shares Netlist sold in the offering includes the underwriter’s full exercise of its over-allotment option of 1,132,275 common shares. Netlist estimates net proceeds from the offering to be approximately $10.2 million, after deducting underwriting discounts and commissions and estimated offering expenses. Netlist intends to use the proceeds from the offering for general corporate purposes.

Craig-Hallum Capital Group LLC acted as sole underwriter of the offering.

A shelf registration statement relating to these securities was previously filed with, and declared effective by, the U.S. Securities and Exchange Commission on October 18, 2011. A preliminary prospectus supplement related to the offering was filed with the U.S. Securities and Exchange Commission on February 5, 2014. A final prospectus supplement related to the offering was filed with the U.S. Securities and Exchange Commission on February 6, 2014. Copies of the final prospectus supplement and accompanying prospectus for offering may be obtained by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, by calling 612-334-6300. An electronic copy of the final prospectus supplement and accompanying prospectus relating to the offering is available on the website of the U.S. Securities and Exchange Commission at www.sec.gov.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Netlist:

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for server and storage applications for cloud computing. Netlist’s flagship products include HyperCloud®, a patented memory technology that breaks traditional performance barriers, NVvault™ and EXPRESSvault™, the pioneering family of hybrid memory products utilizing both DRAM and NAND Flash that significantly accelerates system performance and provides mission critical fault tolerance, and a broad portfolio of industrial flash and specialty memory subsystems including VLP (very low profile) DIMMs and Planar-X RDIMMs. Netlist has steadily invested in and grown its IP portfolio, which now includes 41 issued patents and more than 29 US and foreign pending patent applications in the areas of high performance memory and hybrid memory technologies.

Netlist develops technology solutions for customer applications in which high-speed, high-capacity, small form factor and efficient heat dissipation are key requirements for system memory. These customers include OEMs that design and build tower, rack-mounted, and blade servers, storage hardware, high-performance computing clusters, engineering workstations and telecommunications equipment. Founded in 2000, Netlist is headquartered in Irvine, CA with manufacturing facilities in Suzhou, People’s Republic of China. Learn more at www.netlist.com.

Company Contact: Gail M. Sasaki Chief Financial Officer (949) 435-0025	Brainerd Communicators, Inc. Corey Kinger/Mike Smargiassi (investors) Sharon Oh (media) NLST@braincomm.com (212) 986-6667